Exhibit 12(b)

November 12, 2021

Starboard Investment Trust
116 South Franklin Street,
Rocky Mount, North Carolina 27804

Re: AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF NOVEMBER 5, 2021 (THE "AGREEMENT"), BY AND BETWEEN STARBOARD INVESTMENT TRUST, ("STARBOARD") ON BEHALF OF ITS SERIES, ADAPTIVE HEDGED HIGH INCOME FUND AND ADAPTIVE HEDGED MULTI-ASSET INCOME FUND (EACH AN “EXISTING FUND” AND, COLLECTIVELY, THE "EXISTING FUNDS") AND STARBOARD, ON BEHALF OF ITS SERIES, ADAPTIVE HIGH INCOME ETF AND RH HEDGED MULTI-ASSET INCOME ETF (EACH A “NEW FUND” AND, COLLECTIVELY, THE "NEW FUNDS")

Ladies and Gentlemen:

You have requested our opinion with respect to certain of the United States (“U.S.”) federal income tax consequences of a proposed transaction consisting of:

1. (i) the transfer of all of the Assets of Adaptive Hedged High Income Fund in exchange solely for voting shares of beneficial interest of Adaptive High Income ETF (“High Income Shares”); (ii) the assumption by Adaptive High Income ETF of all of the Liabilities of Adaptive Hedged High Income Fund; and (iii) the distribution of the High Income Shares to the shareholders of Adaptive Hedged High Income Fund in exchange for their shares of beneficial interest of Adaptive Hedged High Income Fund (“Adaptive Hedged High Income Fund Shares”) in complete liquidation of Adaptive Hedged High Income Fund, all upon the terms and conditions set forth in the Agreement (the “Adaptive Hedged High Income Reorganization”); and

2. (i) the transfer of all of the Assets of Adaptive Hedged Multi-Asset Income Fund in exchange solely for voting shares of beneficial interest of RH Hedged Multi-Asset Income ETF (“RH Multi-Asset Shares,” and together with the High Income Shares, the “New Fund Shares”); (ii) the assumption by RH Hedged Multi-Asset Income ETF of all of the Liabilities of Adaptive Hedged Multi-Asset Income Fund; and (iii) the distribution of the RH Multi-Asset Shares to the shareholders of Adaptive Hedged Multi-Asset Income Fund in exchange for their shares of beneficial interest of Adaptive Hedged Multi-Asset Income Fund (“Adaptive Hedged Multi-Asset Income Fund Shares,” and together with the Adaptive Hedged High Income Fund Shares, the “Existing Fund Shares”) in complete liquidation of Adaptive Hedged Multi-Asset Income Fund, all upon the terms and conditions set forth in the Agreement (the “Adaptive Multi-Asset Reorganization,” and together with the Adaptive Hedged High Income Reorganization, each a “Reorganization”).

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■  Dallas, TX ■  Tel 214.665.3685

With respect to each Reorganization, the holders of Institutional Class Existing Fund Shares, Class A Existing Fund Shares, and Class C Existing Fund Shares will receive New Fund Shares in proportion to their respective NAVs. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (i) the Agreement; (ii) the combined Information Statement and Prospectus (Form N-14) filed with the Securities and Exchange Commission in connection with the Reorganization; (iii) certain representations concerning each Reorganization made to us by Starboard, on behalf of each Existing Fund, and Starboard, on behalf of each New Fund, in a letter of even date herewith (the “Representation Letter”); (iv) such other documents, financial and other reports that we deemed relevant or appropriate; and (v) the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service (the “Service”) contained in revenue rulings and procedures, and such other statutes, regulations, rulings and decisions as we deemed material to the preparation of this opinion letter. For purposes of this opinion, we have assumed that the representations and warranties set forth in the Agreement and the representations made in the Representation Letter are true and correct and that the conditions to the parties’ obligations under the Agreement will be satisfied and the parties will comply with their respective covenants thereunder. In rendering our opinion, we have relied on the representations and warranties in the Agreement and the representations in the Representation Letter. To the extent that any of the representations or warranties in the Agreement or any of the representations in the Representation Letter are inaccurate, the conclusions set forth herein may also become inaccurate, or may no longer apply.

In formulating our opinion, we have examined originals or copies, identified to our satisfaction, of documents and other instruments that we have deemed necessary or appropriate for purposes of this opinion. In performing such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the genuineness of all signatures and the correctness of all representations made therein, without regard to any qualifications on the basis of knowledge, belief, intent or materiality. We cannot and do not represent that we checked the accuracy or completeness of, or otherwise independently verified, any of the various statements of fact contained in such documents and in documents incorporated by reference therein. We have further assumed that there are no agreements or understandings contemplated therein other than those contained in the documents.

Based upon the foregoing, it is our opinion for U.S. federal income tax purposes that, with respect to each Reorganization, and subject to the limitations set forth herein:

(a)       The New Fund’s acquisition of the Assets of the corresponding Existing Fund in exchange solely for the New Fund Shares and its assumption of the Liabilities of the Existing Fund, followed by the Existing Fund’s distribution of the New Fund Shares pro rata (in accordance with the respective NAVs) to the Existing Fund shareholders actually or constructively in exchange for their Existing Fund Shares in complete liquidation of the Existing Fund, will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Existing Fund and New Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■  Dallas, TX ■  Tel 214.665.3685

(b)       Under Section 1032(a) of the Code, no gain or loss will be recognized by the New Fund upon the receipt of the Assets of the corresponding Existing Fund solely in exchange for the New Fund Shares and the assumption by the New Fund of the Liabilities of the Existing Fund.

 (c)       Under Section 361 of the Code, no gain or loss will be recognized by the Existing Fund upon the transfer of the Existing Fund’s Assets to the corresponding New Fund solely in exchange for the New Fund Shares and the assumption by the New Fund of the Liabilities of the Existing Fund or upon the distribution (whether actual or constructive) of the New Fund Shares to the Existing Fund shareholders in exchange for their Existing Fund Shares.

 (d)       Under Section 354(a)(1) of the Code, no gain or loss will be recognized by the Existing Fund shareholders upon the exchange of their Existing Fund Shares for the New Fund Shares in complete liquidation of the Existing Fund pursuant to the Reorganization.

(e)       Under Section 358(a)(1) of the Code, the aggregate adjusted basis of the New Fund Shares received by each Existing Fund shareholder pursuant to the Reorganization will be the same as the aggregate adjusted basis of the Existing Fund Shares held by such shareholder immediately prior to the Reorganization.

 (f)       Under Section 1223(1) of the Code, the holding period of the New Fund Shares received by each Existing Fund shareholder in the Reorganization will include the period during which the Existing Fund Shares exchanged therefor were held by such shareholder (provided the Existing Fund Shares were held as capital assets on the date of the Reorganization).

 (g)       Under Section 362(b) of the Code, the adjusted basis of the Existing Fund’s Assets acquired by the corresponding New Fund will be the same as the adjusted basis of such assets to the Existing Fund immediately prior to the Reorganization.

 (h)        Under Section 1223(2) of the Code, the holding period of the Assets of the Existing Fund in the hands of the corresponding New Fund will include the period during which those Assets were held by the Existing Fund.

 (i)       The New Fund will succeed to and take into account the items of the corresponding Existing Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. Our opinions represent our best legal judgment as to the matters addressed herein, but are not binding upon the Service or the courts, and there is no guarantee that the Service will not assert positions contrary to the ones taken in this opinion. We disclaim any obligation to make any continuing analysis of the facts or relevant law following the date of this opinion letter.

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■  Dallas, TX ■  Tel 214.665.3685

Our opinions are provided solely to you as a legal opinion, and not as a guaranty or warranty, and are limited to the specific transactions and matters described above. No opinion may be implied or inferred beyond what is expressly stated in this letter. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions. By way of illustration, and without limitation of the foregoing, with respect to each Reorganization, we express no opinion regarding: (i) whether any Existing Fund or any New Fund qualifies or will qualify as a regulated investment company; (ii) the U.S. federal income tax consequences of the payment of Reorganization expenses by Cavalier Investments LLC d/b/a Adaptive Investments except in relation to the qualification of the transfer of each Existing Fund’s Assets to the corresponding New Fund as a reorganization under Section 368(a) of the Code; (iii) whether any U.S. federal income tax will be imposed or required to be withheld under the Foreign Investment in Real Property Tax Act of 1980 with respect to any Existing Fund shareholder that is a foreign person; (iv) the effect of the Reorganization on each Existing Fund with respect to any transferred asset as to which unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting (including under Section 1256 of the Code); (v) the effect of the Reorganization on any shareholder of an Existing Fund that is required to recognize unrealized gains or losses for U.S. federal income tax purposes under a mark-to-market system of accounting; (vi) whether accrued market discount, if any, on any market discount bonds held by any Existing Fund will be required to be recognized as ordinary income under Section 1276 of the Code as a result of the Reorganization; (vii) whether any gain or loss will be required to be recognized with respect to any Asset that constitutes stock in a passive foreign investment company (within the meaning of Section 1297(a) of the Code); and (viii) any state, local or foreign tax consequences of the Reorganization.

Our opinions are being rendered to Starboard and its Board of Trustees, and may be relied upon only by Starboard and its Board of Trustees. Starboard, each Existing Fund, each New Fund, and the shareholders of each Existing Fund and each New Fund are free to disclose the tax treatment or tax structure of any of the transactions described herein.

We hereby consent to the filing of this opinion as an exhibit to the Form N-14 and to the use of our name and to any reference to our firm in the Form N-14. In giving such consent, we do not hereby admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig

Greenberg Traurig LLP

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
2200 Ross Avenue, Suite 5200 ■  Dallas, TX ■  Tel 214.665.3685